STATE OF TENNESSEE )
AGREEMENT
COUNTY OF )

This Agreement is entered into as of the 25th day of November, 1996, by and between Manufacturers Soap and Chemical Company, a corporation organized under the laws of the State of Tennessee (the "Corporation") and Ronald H. Braam, a resident of Cleveland, Tennessee (the "Employee").

W I T N E S S E T H :

That in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

  Employment. The Corporation agrees to employ the Employee and the Employee agrees to serve the Corporation beginning November 25, 1996 and continuing until November 25, 1999 as President and in such other capacity as the Board of Directors of the Corporation (the "Board") may designate from time to time. On November 25, 1999 and each anniversary thereafter, this agreement shall be automatically extended for one year unless either party gives notice of intent to cancel this agreement ninety days prior to an automatic extension date.
  Term. During the term of his employment, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation.
  Compensation. The Corporation shall pay the Employee beginning November 25, 1996, and continuing during the term of his employment hereunder, a base salary of One Hundred, Fifty six Thousand Dollars ($156,000) per year together with compensation payable as provided in Paragraph 4 below, unless forfeited by the occurrence of any of the events of forfeiture specified in Paragraph 8 below.
  Incentive Compensation. Employee shall be a Designated Participant in any Synalloy Corporation Subsidiary and Divisional Management Incentive Plan covering Manufacturers Soap and Chemical Company. A copy of the Plan covering fiscal 1997 is attached to and is part of this agreement.
  Other Benefits. Employee shall be eligible to participate in all employee benefit plans in accordance with the terms of such plans. Corporation and Employee are parties to an agreement dated May 21, 1980, and modified June 16, 1985, which provides for certain benefits to the parties thereto. This employment agreement does not change or modify any provision of that agreement as modified.
  Disability. If because of illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, Employee shall fail to render the services provided for by this Agreement, or if Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement, then the "base salary" provided for in Paragraph 3 hereof shall continue for a period of three (3) months from the date Employee's disability commenced; and any incentive compensation for that fiscal year shall be prorated to the date employee's disability commenced.
  Death. If Employee dies during the term of this Agreement, then the "base salary" provided for in Paragraph 3 hereof shall continue for a period of three (3) months, which "base salary" shall be paid to the estate of Employee, with the bonus-compensation for that fiscal year to be prorated to the date of Employee's death. In the event of Employee's death and the termination of this Agreement on the terms of this paragraph, all obligations of the Corporation under the Agreement shall cease and terminate.
  Termination for Cause. Nothing in this Agreement shall be construed to prevent the Corporation from terminating Employee's employment hereunder at any time (a) because of his fraud, dishonesty, gross negligence, wilful misconduct, misappropriation, embezzlement, excessive absences from work (except for reasons of health), or the like, or (b) if he shall have violated any provision of this Agreement. Such termination of Employee's employment under the provision of this paragraph shall not constitute a breach of this Agreement by the Corporation.
  Covenant Not to Compete. Employee agrees during the term of employment and for a period of two (2) years after his employment terminates, the Employee will not, without the prior written approval of the Board, become an officer, employee, agent, partner, or director of any business enterprise in substantial, direct competition with the businesses of the Corporation or any subsidiary of the Corporation as they existed on the date his employment terminated and limited to the States of North Carolina, South Carolina, Georgia, Tennessee and Alabama.
  Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.
  Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Cleveland, State of Tennessee, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any Court having jurisdiction thereof.
  Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of Employee, or to its Executive Offices in the case of the Corporation.
  Benefit. This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation's assets and business, or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators and legal representatives, provided that the obligations of Employee hereunder may not be delegated. Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that Employee's operational duties are not substantially reduced as a result thereof.
  Situs. This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee.
  Entire Agreement. This instrument contains the entire agreement of the parties hereto. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

IN THE PRESENCE OF:		MANUFACTURERS SOAP AND CHEMICAL COMPANY
By
ATTEST:	Its:	Chief Executive Officer
By
(SEAL)		Ronald H. Braam